Exhibit L-2


                    PROPOSED FORM OF FEDERAL REGISTER NOTICE

     SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-     )
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     Filings under the Public Utility Holding Company Act of 1935, as amended
("Act")

     April   , 2001
           --

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by May
  , 2001 to the Secretary, Securities and Exchange Commission, 450 5th Street,
--
N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued
in the matter. After May   , 2001, the application(s) and/or declaration(s), as
                         --
filed or as amended, may be granted and/or permitted to become effective.

                                   * * * * * *

     EXELON CORPORATION, ET AL.    (70-9645)
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     Exelon Corporation ("Exelon"), a registered holding company whose principal executive offices are at 10 South Dearborn Street, 37th Floor, Chicago, Illinois 60603, and two of its indirect non-utility subsidiaries, Exelon Infrastructure Services, Inc. ("EIS") and Exelon Services Inc. ("ES"), have filed a post-effective amendment to the application-declaration in this proceeding designating Section 13(b) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), as applicable to the proposed transaction.

     By order dated October 19, 2000 in this proceeding (Holding Co. Act Release No. 27256) (the "Merger Order"), the Commission authorized Exelon to acquire all of the issued and outstanding common stock of PECO Energy Company ("PECO"), an electric and gas utility company, followed by the merger of Unicom Corporation ("Unicom"), an exempt holding company whose principal public-utility subsidiary is Commonwealth Edison Company ("ComEd"), with and into Exelon. The Commission


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also authorized ComEd and PECO to transfer all of their generation assets to
Exelon Generation Company, LLC ("Genco"), a new electric utility generating subsidiary of Exelon. ComEd, PECO and Genco are herein referred to collectively as the "Utility Subsidiaries."1

     EIS directly and through several wholly-owned subsidiaries, provides infrastructure services to utilities, pipelines, telecommunications companies, governmental entities, and other businesses. ES, directly and through its wholly-owned subsidiaries, designs, builds, tests, maintains, repairs, and distributes heating, cooling, ventilation, electrical, building control and security systems and industrial process systems, and provides related financing, primarily to larger industrial and commercial customers.

     In the Merger Order, the Commission granted EIS and ES a temporary exemption under Section 13(b) of the Act from the "at-cost" standards of Rules 90 and 91 in order to permit EIS and ES to continue to provide services to the Utility Subsidiaries at market prices, determined without regard to cost, under existing arrangements entered into under the Illinois Affiliated Interests Agreement ("AIA") approved by the Illinois Commerce Commission ("Illinois Commission") and PECO's Mutual Services Agreement ("MSA") approved by the Pennsylvania Public Utility Commission ("Pennsylvania Commission") and under other individual contracts. The Merger Order specifies that, as of January 1, 2002, these transactions will be performed at cost in accordance with Rules 90 and 91.

     EIS and ES are now requesting a modification to the Merger Order in order to eliminate this restriction so that EIS and ES may continue to provide services and goods to the Utility Subsidiaries at market prices, determined without regard to cost, subject to certain proposed conditions and limitations. Specifically, EIS and ES request that the Commission grant an exemption under
Section 13(b) from the "at-cost" standards of Rules 90 and 91 as applied to the performance of any current or future agreement under which EIS or ES or their respective subsidiaries undertake to provide goods or services to any Utility Subsidiary if the Utility Subsidiary has procured such goods or services from EIS or ES pursuant to formal competitive procurement procedures or other competitive procurement practices that comply with requirements of the Illinois or Pennsylvania Commission, as applicable, that are designed to prevent cross subsidization by utility ratepayers. In addition, EIS and ES propose the following additional limitations (the "Business Limitations") on the amount of business that they may perform for the Utility Subsidiaries. First, the revenues


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     1    PECO owns all of the stock of three subsidiaries, referred to as the
"Conowingo Companies," that are engaged exclusively in owning and operating a hydroelectric facility on the Susquehanna River, and ComEd owns all of the stock of Commonwealth Edison of Indiana, which hold transmission assets located in Indiana.


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from the sale of goods and services to the Utility Subsidiaries will not exceed
20% of the revenues of EIS and ES from all customers in any calendar year; and second, payments by any Utility Subsidiary to EIS and ES will not exceed 20% of such Utility Subsidiary's construction and operations and maintenance budgets in any calendar year.

     EIS and ES state that the terms and conditions under which they propose to provide infrastructure and mechanical contracting services to the Utility Subsidiaries will ensure that the Utility Subsidiaries obtain the benefits of competition and that EIS and ES will provide these services to affiliates and non-affiliates alike on comparable terms. Among other things, EIS and ES represent that most of the services EIS and ES provide to their customers, including all of the services they currently provide to the Utility Subsidiaries, are under contracts that EIS and ES obtain pursuant to competitive bids or other competitive procurement procedures. EIS and ES further note that they compete for the Utility Subsidiaries' business with many other suppliers of infrastructure and mechanical contracting services and that revenues from the Utility Subsidiaries account for a relatively small percentage (estimated at less than 5% in 2000) of their total construction and operations and maintenance expenditures.

     EIS and ES also state that the transactions they enter into with ComEd and PECO are regulated by the Illinois Commission and the Pennsylvania Commission, respectively, and that, prior to the merger, both Commissions had allowed such transactions to occur at market prices. Further, EIS and ES assert that, pursuant to restructuring legislation in both Illinois and Pennsylvania, both ComEd and PECO have strong incentives to reduce their costs, and little, if any, ability to pass on unreasonably incurred costs to captive ratepayers. Accordingly, EIS and ES state that ratepayers are fully protected by existing state regulation and legislation.

     Further, EIS and ES assert that the proposed Business Limitations will assure that the profitability of such companies will not become dependent upon the volume of business either company does with the Utility Subsidiaries and, likewise, that the Utility Subsidiaries will not become unduly dependent for critical services on EIS and ES.

     Lastly, EIS and ES state that an exemption from Section 13(b) of the Act is appropriate in this case because the "at-cost" requirements would not adequately compensate either company for the business risk that they undertake in providing infrastructure and mechanical contracting services to the Utility Subsidiaries. In this regard, EIS and ES state that they typically must provide warranties and performance guarantees, which often must be backed by performance bonds, liquidated damages and the like.


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